Exhibit 5.1

1200 G Street, Suite 800 Washington DC 20005 www.FisherBroyles.com

December 19, 2025

XMax Inc.

6565 E. Washington Blvd.

Commerce, CA 90040

Ladies and Gentlemen:

We have acted as counsel to XMax Inc. (formerly known as Nova LifeStyle, Inc.), a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-274970 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which was declared effective on October 23, 2023, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). We have also acted as counsel to the Company in connection with the preparation of a prospectus supplement dated December 19, 2025 to the base prospectus dated October 13, 2023 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to the securities purchase agreement dated December 19, 2025 (the “Purchase Agreement”), between the Company and certain investors, of up to an aggregate of 1,187,500 shares of Common Stock (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus, the Purchase Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued by the Company and delivered by the Company against payment therefore as contemplated by the Purchase Agreement, will be legally issued, fully paid and non-assessable.

The foregoing opinions are limited to Chapter 78 of Nevada Revised Statutes, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FISHERBROYLES, LLP

/s/ FisherBroyles, LLP

J.Q.L./D.L.